Exhibit 10.6

September 15, 2017

Asa Abeliovich

11 E 29th Street, Apt. 15B

New York, NY 10016

Dear Asa:

I am pleased to offer you employment with Prevail Therapeutics Inc. (the “Company”) with the initial role of Chief Executive Officer.

If you accept this offer, your first day of employment (the “Starting Date”) will be October 1, 2017. Your salary will be at the rate of $390,000 per year, less taxes and other legally required deductions and payable in accordance with the regular payroll practices of the Company for its employees. To the extent that you dedicate less than 100% of your business time (as may be agreed by you and the Company from time to time) exclusively to the performance of your duties and responsibilities for the Company and its Affiliates, as defined below, your salary will be pro rated accordingly.

You are eligible to receive a target bonus of 25% of annual pro rated base salary if threshold performance goals are achieved. The initial performance goals for your first year of employment are described on Exhibit A hereto and will be modified at the discretion of the Company in the future.

If your employment with the Company is involuntarily terminated for reasons other than cause (as determined by the Board of Directors of the Company) or a breach by you of the terms and conditions of this offer letter, subject to your execution, and non-revocation, of a release of claims in a form provided by the Company, you will be eligible to receive severance equivalent to six (6) months of your then-effective base salary.

During your employment, you will be eligible to participate in any and all employee benefit plans made available by the Company from time to time to its employees generally, subject to plan terms and generally applicable Company policies. Until such time as the Company provides standardized, group medical, dental, and vision insurance, the Company will pay you an additional amount of compensation intended to allow you to purchase such insurance on an individual basis, such amount of compensation to be agreed between you and the Company from time to time.

In addition to holidays observed by the Company, you will be eligible to earn and use vacation and paid sick leave in accordance with the policies of the Company, as in effect from time to time. Your initial vacation accrual will be at the rate of 20 days per year.

Subject to the approval of the Company’s Board of Directors, you will be granted an option to purchase shares of the Common Stock of the Company equivalent to one-third of an option pool, which option pool (i) will be created in connection with the consummation of the Company’s next equity financing in which the Company raises at least $1,000,000 and issues preferred stock to investors (the “Series A Financing”) and (ii) for purposes of calculating the number of shares of Common Stock under such option will be assumed to be equal to 15% of the fully-diluted capitalization of the Company as of immediately following the initial closing of the Series A Financing, at an exercise price per share equal to the then fair market value of a share of Common Stock (the “Option”) pursuant to the terms of the Company’s 2017 Equity Incentive Plan. The Option shall vest over a four-year period, with 25% of the shares vesting on the first anniversary of the initial closing of the Series A Financing and the remaining 75% vesting in equal monthly installments over the course of the three-year period thereafter.

You will initially be expected to devote at least 80% of your business time and your best professional efforts, judgment, knowledge and skill exclusively to the performance of your duties and responsibilities for the Company and its Affiliates, as defined below. The amount of your business time devoted to the performance of your duties and responsibilities for the Company and its Affiliates, as defined below, may be adjusted from time to time by agreement between you and the Company. As Chief Executive Officer, you will be expected to perform the duties of your position and such other duties as may be assigned to you from time to time by the Board of Directors of the Company. You will not engage in any other business, profession, or occupation for compensation or otherwise without the prior written consent of the Company.

During your employment, you will also be required to abide by all policies and codes of conduct of the Company, as in effect from time to time. You must also comply with all applicable laws, regulations, rules, directives and other legal requirements of federal, state and other governmental and regulatory bodies having jurisdiction over the Company (or any of its Affiliates for whom you provide services) and of the professional bodies of which the Company (or any of those Affiliates) is a member. During your employment with the Company, you are required to maintain in good standing any licenses and certifications necessary for the performance of your duties for the Company and its Affiliates.

As used in this letter agreement, “Affiliates” means all natural persons and entities directly or indirectly controlling, controlled by or under common control with the Company where control may be by management authority, contract, or equity interest.

The Immigration Reform and Control Act requires the Company to verify your identity and eligibility for employment in the United States within three business days of the Starting Date. Enclosed is a copy of the Form I-9 that you will be required to complete. Please bring the appropriate documents listed on that form with you when you report for work. We will not be able to employ you if you fail to comply with this requirement.

This offer of employment is also conditioned on your successful completion of a background check, as determined by the Company in its sole discretion, and execution of the Company’s employee agreement regarding confidentiality, assignment of inventions, non-competition, and non-solicitation (the “Employee Agreement”).

This letter and your response are not intended to constitute, and shall not be construed to constitute, a contract of employment for a definite term. Employment with the Company is at-will. This means that if you accept this offer both you and the Company will retain the right to terminate our employment relationship at any time, with or without notice or cause.

This letter constitutes the entire agreement, and supersedes all prior agreements and understandings, whether oral or written, between you and the Company concerning your employment and all related matters. This letter agreement may not be modified or amended, and no breach is to be regarded as waived, unless agreed to in writing, signed by you and an expressly authorized officer of the Company.

In accepting this offer, you give the Company assurance that you have carefully read and understand all of its terms and conditions; that you have had sufficient time to consider this offer and to consult with anyone of your choosing prior to signing it; that you have not relied on any promises or representations, express or implied, with respect to your employment other than those set forth expressly in this letter. You also give the Company assurance that you are not now bound by any covenant against competition or any other obligation, through court order or otherwise, that would be violated by your acceptance of this offer or your employment by the Company under it.

If you wish to accept this offer, please sign, date and return this letter to me at the Company’s address set forth in the letterhead above, no later than September 11, 2017, or the offer will expire on that date. If you do accept as provided, this letter will take effect as a binding agreement between you and the Company on the date it is received by me on behalf of the Company, provided that you sign, date and return the Employee Agreement and satisfy the other conditions set forth above in a timely manner. Please retain a copy of this letter agreement for your records.

Asa, formalities aside, I am personally gratified that you are joining us and look forward to your contribution.

Sincerely,

Prevail Therapeutics Inc.

By:	/s/ Mona Ashiya

Name:	Mona Ashiya
Title:	Director

Enclosures: Form I-9

Accepted and agreed:

Signature:	/s/ Asa Abeliovich

Name (please print) Asa Abeliovich

Date signed:	10/01/2017

[Signature Page to Offer Letter]

Exhibit A

[If desired, insert performance goals for the employee’s first year of employment here.]